Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-38849, 333-61998, 333-106203, 333-143907, 333-148000, 333-168041, 333-181426 and 333-183863 on Form S-8 and 333-13065, 333-88034, 333-134479, 333-142382, 333-181570 and 333-182277 on Form S-3 of our reports dated March 18, 2013 relating to the financial statements and financial statement schedule of On Assignment, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the acquisition of Apex Systems, Inc.) and the effectiveness of On Assignment, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of On Assignment, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Los Angeles, California
March 18, 2013